$3,000,000,000

For the Period: 3/5/2007 to 3/19/2007

Coupon	Interest		Maturity	Callable	Survivor’s Option	Price[1]	Yield[2]	Moody’s	S&P	CUSIP
FLT (a)	Quarterly	(††)	6/15/10	NO	NO	100.00	FLT	A2	A	78490GAT4

Settlement Date - Thursday, March 22, 2007

Pricing Supplement as of Monday, March 19, 2007

(††)	First Payment date 6/15/2007

(a)	3mo T-Bill +40bps reset weekly, no cap

[1]	Prices are quoted as a percentage of par.

[2]	If yields are quoted, they are calculated on a semi-annual bond equivalent yield basis.

For the Period: 3/5/2007 to 3/12/2007

Coupon	Interest		Maturity	Callable		Survivor’s Option	Price[1]	Yield[2]	Moody’s	S&P	CUSIP
5.650%	Monthly	(†)	6/15/22	6/15/10	(‡)	NO	100.00	5.717%	A2	A	78490GAR8
5.750%	Monthly	(†)	6/15/32	6/15/12	(‡)	NO	100.00	5.819%	A2	A	78490GAS6

Settlement Date - Thursday, March 15, 2007

Pricing Supplement as of Monday, March 12, 2007

(†)	First Payment date 4/15/2007

(‡)	Callable at 100% beginning on the call date above and continuous thereafter with 10 NY business days notice.

[1]	Prices are quoted as a percentage of par.

[2]	If yields are quoted, they are calculated on a semi-annual bond equivalent yield basis.

Current SLM EdNotes® issues do not include the Survivor’s Option feature. SLM will continue to honor the Survivor’s Option for all EdNotes® Issued prior to January 1, 2004

SLM Corporation has filed a registration statement (including prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents SLM Corporation has filed with the SEC for more complete information about SLM Corporation and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, SLM Corporation, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (800) 321-7179.

All offerings are subject to prior sale.